Exhibit 99.1

Staktek Holdings Reports Financial Results for the First Quarter Ended
                            March 31, 2005

    AUSTIN, Texas--(BUSINESS WIRE)--May 11, 2005--Staktek Holdings, Inc. (NASDAQ:STAK), a major provider of packaged memory stacking solutions, today announced financial results for the first quarter ended March 31, 2005.
    Total revenue for the first quarter was $15.5 million, exceeding the announced guidance of $14.4 million to $14.9 million. This represents a decrease from $17.7 million in the previous quarter and $21.8 million in the first quarter of 2004.
    Under generally accepted accounting principles (GAAP), operating income for the first quarter of 2005 was $425,000, or 3% of revenue. First quarter net income available to common stockholders was $687,000, or $0.01 per diluted share. Excluding non-cash charges for amortization of acquisition intangibles and stock-based compensation, operating income in the first quarter was $5.1 million, or 33% of revenue. Non-GAAP income available to common stockholders for the first quarter of 2005 was $3.5 million, or $0.07 per diluted share, compared to $5.6 million in the fourth quarter of 2004 and $6.3 million in the first quarter of 2004. A reconciliation of GAAP results to the non-GAAP measures has been provided in the financial statement tables following the text of this press release.
    Cash, cash equivalents and short-term investments at the end of the first quarter of 2005 were $77.6 million, an increase of $200,000 from $77.4 million on December 31, 2004. During the quarter, the company repurchased 471,000 shares of its common stock on the open market under its repurchase program, resulting in a total of 1.4 million shares repurchased under this plan from its adoption through March 31, 2005.

    Business Summary

    Commenting on the quarter, Jim Cady, Staktek's chief executive officer, stated, "Our results this quarter exceeded the upper range of our revenue guidance. While our service business did experience the expected seasonal decline in revenue, the overall decline from seasonality and planar penetration was less than anticipated coming into the quarter. Relative to previous quarters, our business was affected by competition from planar solutions that are enabled by the current transition to non-leaded packaging."
    Mr. Cady continued, "Including first quarter shipments, we and our licensees have shipped over 150 million stacks to date based upon our leaded-package stacking technologies, and demand for these products continues. We also achieved several additional key milestones in the quarter. First, we gained further traction with new customers, including two of the leading silicon providers. We currently either license or provide stacking services to the world's top five DRAM manufacturers. In addition, we demonstrated our High Performance Stakpak(R), our chip scale package (CSP) stacking solution for DDR1 and DDR2 SDRAMs, at the Intel Developer Forum in March. We are ramping this product now and it accounted for 3% of our services revenue in the quarter. We expect it to account for over 10% of our services revenue in the second quarter. The High Performance Stakpak meets next-generation requirements and demands for high levels of performance, reliability and configuration flexibility. It is an excellent solution for servers, workstations, storage systems, networking switches and routers, as well as a variety of other commercial, industrial and military applications that benefit from an increase in total memory capacity in the smallest form factor without compromising electrical or thermal performance."
    Mr. Cady stated, "Most importantly in the quarter, our High Performance Stakpak became the first stacking technology to receive Intel's validation as part of Micron's 4GB DDR2 RDIMM. This is a meaningful milestone not only for the company, but also for the industry as it expands the memory capacity of industry-standard DIMMs by significantly extending product performance in high-density applications. Working with the leading solution providers and OEMs solidifies Staktek's reputation for innovation in providing next-generation memory solutions."
    "Looking forward, we are in the process of negotiating a renewal of our existing license agreement with Samsung, which expires this July. It is too early in the process to determine whether we will reach agreement but we believe that Samsung realizes substantial financial benefits from this license agreement and that its continued ability to provide our technology to its customers is important to Samsung. However, in the event we are not able to renew this agreement, we now have sufficient equipment capacity in place in our two manufacturing locations to support our customers for their leaded-package stacking requirements," stated Mr. Cady.
    "In addition, we are continuing our development efforts with respect to important new products, some of which we expect to announce in the second half of this year. We have filed several patent applications on the underlying technology and are now in the process of our internal evaluation and qualification testing of the prototype units," concluded Mr. Cady.
    Also, as previously announced, Wayne Lieberman has joined the company as president. Mr. Lieberman will be responsible for the company's overall operations and financial objectives and will play a key role in establishing and managing corporate strategy, customer relationships, technology alliances, product development and overall corporate performance. Jim Cady will retain the title of Chief Executive Officer. Prior to joining Staktek, Mr. Lieberman spent 25 years in the semiconductor and software industries, serving in a variety of executive positions. Most recently, he served as vice president and general manager at Marvell Semiconductor, where he was responsible for managing the company's Enterprise Business. During his tenure, Marvell dynamically expanded its market leadership in Enterprise Gigabit Ethernet switching and routing solutions. Prior to Marvell, he held the position of executive vice president of Corporate Strategy at Radlan, Inc. with responsibility for overall company strategy, sales, marketing, strategic relationships, and he ultimately led the sale of the company to Marvell Semiconductor. He also held management positions at Texas Instruments, Tartan Labs, Legent Corporation, Calay Systems and Compunetics.
    Joseph Aragona, the company's Chairman of the Board, stated "Wayne Lieberman enhances the company's management team by bringing a wide range of expertise and leadership skills that we believe will significantly benefit the company, particularly at a time when we are focusing on new markets and new products. It's an exciting time for Staktek."

    Business Outlook

    Staktek expects second quarter 2005 total revenue to range between $9.5 million and $10.0 million, with services revenue ranging between $6.0 million and $6.5 million. Based on preliminary information, license revenue is expected to be approximately $3.5 million, which is significantly lower than prior quarters. The company believes that this reduction is due to first quarter seasonality as well as an increase in the mix of planar solutions used by Samsung during the first quarter. "Although we are forecasting reduced revenue for the second quarter, we believe that our operational flexibility and strong cash position will enable us to continue with our expanded investment in new product development and product introductions," stated Mr. Cady. The company expects diluted loss per share on a GAAP basis to be between ($0.11) and ($0.10), and diluted non-GAAP earnings per share to be between $0.00 and $0.01. The non-GAAP diluted earnings per share excludes non-cash charges for amortization of acquisition intangibles of $3.5 million and amortization of deferred stock-based compensation of $3.3 million, net of income tax.

    Web Cast and Conference Call

    Staktek management will host a conference call and web cast with investors today, May 11, 2005, at 8:00 a.m. Central time (9:00 a.m. Eastern time) to discuss the first quarter financial results and the business outlook for the second quarter of 2005. Investors and other interested parties may access the call by dialing 800-901-5217 in the U.S. (617-786-2964 outside of the U.S.), and entering the pass code 50297313 at least 15 minutes prior to the start of the call. In addition, a live audio web cast will be available through the Staktek Web site at www.staktek.com. A replay will be available for 48 hours following the call at 888-286-8010 in the U.S. (617-801-6888 outside of the U.S.), pass code 61094029.

    About Staktek Holdings

    Staktek is a major provider of services for the cost-effective miniaturization of electronic components and systems for original equipment manufacturers, silicon manufacturers, memory module manufacturers and contract manufacturers. Staktek's memory stacking solutions increase operational performance by doubling, tripling, or quadrupling memory in the same physical footprint as the underlying packaged component. With an IP portfolio of more than 140 patents and patent applications pending, the company offers flexibility for customers, including outsourced manufacturing, technology licensing and custom engineering.
    Staktek's System Stakpak(R) technology enables the integration of standard, packaged Field Programmable Gate Array (FPGA) devices and other components (such as Flash memory and passive devices) to provide a compact user-definable FPGA subsystem for a broad range of applications, including networking, software defined radio and other systems applications where high-density user definable logic and I/O are required.
    Headquartered in Austin, Texas, Staktek employs approximately 370 people at its two world-class manufacturing locations in Austin and Reynosa, Mexico. For more information, visit http://www.staktek.com.

    Cautionary Language

    This press release contains forward-looking statements. These statements are generally accompanied by words such as "expect," "anticipate," "believe," "estimate," and similar expressions. These statements include, but are not limited to, our estimates of second quarter revenue and diluted earnings per share, both on a GAAP and non-GAAP basis; our expected shipments of our High Performance Stakpak in the second quarter of 2005; our expectations regarding new product announcements in the second half of 2005; our ability to continue with our expanded investment in new product development and product introductions; as well as the benefits that Samsung realizes from our license agreement. We do not have long-term agreements with our customers or sufficient backlog to rely upon when forecasting results, so our future performance is very difficult to predict. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Risks and uncertainties that may cause future results to differ include, but are not limited to, the risk of not renewing our license agreement with Samsung, which could materially and adversely affect our results of operations and financial condition and may include a possible impairment charge, depending on the results of our negotiations; the risks associated with having significant customer concentration and the impact on our operating results of a material decline in orders from any customer; the risk that a competitor or significant customer develops or adopts an alternative solution or competing product, including but not limited to planar solutions; the risk that demand for our solutions is lower than expected; the risk that our average selling prices decline during the period more than we expect because of competitive pressures, substituted products or overall reduced demand for systems that incorporate our technologies; the risk that our new technologies, such as our second-generation DDR-II solutions, are not completed, tested or accepted in a timely fashion; the risk that we are unable to protect our intellectual property rights; the risks associated with intellectual property litigation or other litigation; the risk that we are unable to obtain adequate DRAM chips or other materials to meet our customers' demands; the risk that we incur problems in our U.S. or Mexican manufacturing processes or facilities or that we are unable to maintain or improve our manufacturing capacity and turnaround times; risks related to qualifying our current or future products in our customers' future products; risks related to increasing our royalty-based revenue; risks associated with competing with larger companies; risks related to product liability claims in the event our services and technologies are used in defective products or include defective parts; and the risks associated with our dependence on a few key personnel to manage our business effectively.
    For a discussion of these and other factors that could impact our financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to our recent filings with the Securities and Exchange Commission, and in particular, our Form 10-K filed on March 9, 2005. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
    Staktek is a trademark of Staktek Group LP. All other products names noted herein may be trademarks of their respective holders.

    Non-GAAP Financial Measurements

    In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present operating income, income available to common stockholders and earnings per diluted share on a basis excluding non-cash charges for amortization of acquisition intangibles and stock-based compensation, net of income tax where appropriate. Details of these excluded items are presented in one of the tables below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release, the associated tables and the reconciliation from GAAP results to additional non-GAAP financial measurements that may be discussed in the Q1 2005 earnings conference call can be found on the company's Web site at www.staktek.com.


STAKTEK HOLDINGS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)


                                                 Quarter Ended
                                           --------------------------
                                           Mar. 31, Dec. 31, Mar. 31,
                                            2005     2004     2004
                                           -------- -------- --------
Revenue:
  Services                                  $8,063   $9,762  $12,614
  License                                    7,448    7,909    9,187
                                           -------- -------- --------
      Total revenue                         15,511   17,671   21,801
Cost of revenue:
  Services                                   7,107    6,501    7,299
  Amortization of acquisition intangibles    3,234    3,946    3,946
  Amortization of deferred stock-based
   compensation                                139      139      154
                                           -------- -------- --------
      Total cost of revenue                 10,480   10,586   11,399
                                           -------- -------- --------
Gross profit                                 5,031    7,085   10,402
Operating expenses:
  Selling, general and administrative        2,399    1,785    2,621
  Research and development                     916      927      430
  Amortization of acquisition intangibles      253      464      464
  Amortization of deferred stock-based
   compensation                              1,038    1,038    1,205
                                           -------- -------- --------
      Total operating expenses               4,606    4,214    4,720
                                           -------- -------- --------
Income from operations                         425    2,871    5,682
Other income (expense):
  Interest income                              329      220       12
  Interest expense                              (1)      (3)  (1,201)
  Other                                        (30)     (12)      (8)
                                           -------- -------- --------
Income before income taxes                     723    3,076    4,485
Provision for income taxes                      36    1,390    1,627
                                           -------- -------- --------
Net income                                     687    1,686    2,858
Preferred stock dividends                        -        -     (266)
                                           -------- -------- --------
Income available to common stockholders       $687   $1,686   $2,592
                                           ======== ======== ========
Earnings per share:
  Basic                                      $0.01    $0.03    $0.06
                                           ======== ======== ========
  Diluted                                    $0.01    $0.03    $0.05
                                           ======== ======== ========
Shares used in computing earnings per
 share:
  Basic                                     48,737   48,880   43,431
  Diluted                                   50,547   51,001   50,005


STAKTEK HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)


                                                 Quarter Ended
                                           --------------------------
                                           Mar. 31, Dec. 31, Mar. 31,
                                            2005     2004     2004
                                           -------- -------- --------
Income from operations                        $425   $2,871   $5,682
Non-GAAP adjustments:
  Amortization of acquisition intangibles    3,487    4,410    4,410
  Amortization of deferred stock-based
   compensation                              1,177    1,177    1,359
                                           -------- -------- --------
    Total non-GAAP adjustments               4,664    5,587    5,769
                                           -------- -------- --------
Non-GAAP income from operations             $5,089   $8,458  $11,451
                                           ======== ======== ========

Total revenue                              $15,511  $17,671  $21,801

Non-GAAP operating margin                       33%      48%      53%

Income available to common stockholders       $687   $1,686   $2,592
Total non-GAAP adjustments affecting
 income from operations                      4,664    5,587    5,769
Tax adjustment(a)                           (1,855)  (1,703)  (2,034)
                                           -------- -------- --------
Non-GAAP income available to common
 stockholders                               $3,496   $5,570   $6,327
                                           ======== ======== ========

Diluted shares outstanding                  50,547   51,001   50,005

Non-GAAP diluted earnings per share          $0.07    $0.11    $0.13
                                           ======== ======== ========

(a) The non-GAAP tax adjustment represents the tax effect of the non-GAAP adjustments.


STAKTEK HOLDINGS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)


                                        Mar. 31, 2005  Dec. 31, 2004
                                        -------------- --------------
ASSETS                                    (unaudited)
Current assets:
  Cash and cash equivalents                   $41,891        $39,984
  Investments                                  35,693         37,434
  Accounts receivable                           2,820          4,493
  Inventory held for others                         -              3
  Inventories                                     864            833
  Prepaid expenses                              2,269            590
  Other current assets                          2,773          2,638
                                        -------------- --------------
    Total current assets                       86,310         85,975
Property and equipment, net                    11,353         10,162
Goodwill                                       28,466         28,466
Other intangibles, net                         27,039         30,447
Other assets                                      386            421
                                        -------------- --------------
    Total assets                             $153,554       $155,471
                                        ============== ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $723           $714
  Accrued liabilities                           2,200          2,568
  Deferred revenue                                440            629
  Current maturities of capitalized
   lease obligations                               23             53
                                        -------------- --------------
    Total current liabilities                   3,386          3,964
Other accrued liabilities                         235            190
Deferred tax liabilities                        8,126          9,510

Stockholders' equity:
  Capital stock                               155,868        155,859
  Treasury stock                               (3,816)        (1,982)
  Deferred stock-based compensation           (12,285)       (13,462)
  Accumulated other comprehensive loss            (41)            (2)
  Retained earnings                             2,081          1,394
                                        -------------- --------------
    Total stockholders' equity                141,807        141,807
                                        -------------- --------------
    Total liabilities and stockholders'
     equity                                  $153,554       $155,471
                                        ============== ==============

    CONTACT: Staktek Holdings Inc., Austin
             Kirk Patterson, 972-385-0286
             investors@staktek.com
             or
             Investor Contact:
             Beverly Twing, 972-385-0286